Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We hereby consent to the use of our audit report dated March 16, 2009 on the consolidated balance sheets of Cascades Inc. as at December 31, 2008 and 2007, and the consolidated statements of earnings (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008 which is included in the Annual Report on Form 40-F of Cascades Inc. for the fiscal year ended December 31, 2008.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Montréal, Canada
March 16, 2009